UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Hansen Medical, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Proposal 1
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Proposal 2
Security Ownership Of Certain Beneficial Owners And Management
Section 16(a) Beneficial Ownership Reporting Compliance
Executive Compensation
Securities Authorized for Issuance Under Equity Compensation Plans
Certain Relationships, Related Party Transactions and Director Independence
Householding of Proxy Materials
Other Matters

HANSEN MEDICAL, INC.
380 North Bernardo Avenue
Mountain View, CA 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 24, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Hansen Medical, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 24, 2007 at 10:00 a.m. local time at 380 North Bernardo Avenue, Mountain View, CA 94043 for the following purposes:

1. To elect two directors to hold office until the 2010 Annual Meeting of Stockholders.

2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 4, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Steven M. Van Dick
Secretary

Mountain View, California
April 25, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

HANSEN MEDICAL, INC.
380 North Bernardo Avenue
Mountain View, CA 94043

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

May 24, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Hansen Medical, Inc. (sometimes referred to as the “Company” or “Hansen Medical”) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 23, 2007 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 4, 2007 will be entitled to vote at the annual meeting. On this record date, there were 21,666,840 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 4, 2007 your shares were registered directly in your name with Hansen Medical’s transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 4, 2007 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two directors to hold office until the 2010 Annual Meeting of Stockholders.

•	Ratification of PricewaterhouseCoopers LLC as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Standard Time on May 23, 2007 to be counted.

•	To vote on the Internet, go to http://www.proxyvoting/hnsn to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Standard Time on May 23, 2007 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 4, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the two nominees for director and “For” the ratification of PricewaterhouseCoopers LLC as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Hansen Medical’s Secretary at 380 North Bernardo Avenue, Mountain View, CA 94043.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 27, 2007, to Hansen Medical’s Secretary: Mr. Steven M. Van Dick at 380 North Bernardo Avenue, Mountain View, CA 94043. If you wish to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the 2008 annual meeting, or nominate a director pursuant to our Bylaws, you must provide specified information to us between January 27, 2008 and February 26, 2008; provided, however, that if our 2008 annual meeting is held before April 26, 2008 or after June 25, 2008, you must provide that specified information to us between the 120th day prior to the 2008 annual meeting and not later than the 90th day prior to the 2008 annual meeting or the 10th day following the day on which we first publicly announce of the date of the 2008 annual meeting. If you wish to do so, please review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, the ratification of PricewaterhouseCoopers LLC as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007 must receive “For” votes from the holders of a majority of shares either in person, by remote communication or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person , by remote communication, if applicable, or represented by proxy. On the record date, there were 21,666,840 shares outstanding and entitled to vote. Thus, the holders of 10,833,421 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2007.

Proposal 1

Election of Directors

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board of Directors presently has eight members. There are two directors in the class whose term of office expires in 2007. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders. If elected at the annual meeting, each of these nominees would serve until the 2010 annual meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting. The Company did not hold an annual meeting of stockholders during 2006.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Hansen Medical’s management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

Nominees for Election for a Three-year Term Expiring at the 2010 Annual Meeting

Thomas C. McConnell

Mr. McConnell, age 52, has served as a member of our Board of Directors since October 2005. Mr. McConnell has served as a Managing Member of Vanguard Ventures, a venture capital firm, since June 2004. Mr. McConnell was a General Partner at New Enterprise Associates, a venture capital firm, from May 1989 to May 2004. Mr. McConnell also serves on the Boards of Directors of Asthmatx, Inc. and Dfine, Inc., both medical device companies. Mr. McConnell holds an A.B. from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business.

James M. Shapiro

Mr. Shapiro, age 48, has served as a member of our Board of Directors since May 2004. Mr. Shapiro has served as a General Partner of Kearny Venture Partners and its predecessor, Thomas Weisel Healthcare Venture Partners, venture capital firms, since March 2003. Since January 2000, Mr. Shapiro has also been a General Partner of ABS Healthcare Ventures, a venture capital firm. In both medical venture capital firms, Mr. Shapiro has focused investments in the medical technology sector. Mr. Shapiro holds a B.A. from Princeton University and an M.B.A. from the Stanford University Graduate School of Business.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

Directors Continuing in Office Until the 2008 Annual Meeting

John G. Freund, M.D.

Dr. Freund, age 53, has served as a member of our Board of Directors since November 2002. Dr. Freund was the founder of and has been a Managing Director of Skyline Ventures, a venture capital firm, since October 1997. From September 1995 to September 1997, Dr. Freund was a Managing Director in the private equity group at Chancellor Capital Management, an investment firm. In November 1995, Dr. Freund co-founded Intuitive Surgical, Inc., a medical device company, and served as a Director of Intuitive until March 2000. From June 1988 to December 1994, he held various positions at Acuson Corporation, a medical device company, including Executive Vice President. From 1982 to 1988, Dr. Freund was at Morgan Stanley & Co., Inc., an investment banking firm, where he was the co-founder of the Healthcare Group in the Corporate Finance Department and later was the original healthcare partner at Morgan Stanley Venture Partners, a venture capital management firm affiliated with Morgan Stanley. Dr. Freund also serves on the Boards of Directors of The New Economy Fund, the SMALLCAP World Fund and XenoPort, Inc. Dr. Freund holds a B.A. from Harvard College, an M.D. from Harvard Medical School and an M.B.A. from Harvard Business School.

Christopher P. Lowe

Mr. Lowe, age 39, has served as a member of our Board of Directors since September 2006. Mr. Lowe has served as Vice President, Finance and Administration of Asthmatx, Inc., a medical device company, since September 2005 and its Chief Financial Officer since January 2006. Mr. Lowe served with Peninsula Pharmaceuticals, Inc., a pharmaceutical company, as Corporate Controller from June 2004 to October 2004 and Chief Accounting Officer from October 2004 until its acquisition by Johnson & Johnson in June 2005. From January 2003 to June 2004, Mr. Lowe served as Global Divisional Controller — Trane Division with American Standard Corporation, a producer of bathroom and kitchen fixtures and fittings. From July 2000 to January 2003, Mr. Lowe served as Vice President, Finance of Fairchild Dornier, an aerospace technology firm. Mr. Lowe holds a B.S. from California Polytechnic State University, San Luis Obispo and an M.B.A. from Saint Mary’s University, Texas.

Joseph M. Mandato

Mr. Mandato, age 62, has served as a member of our Board of Directors since August 2006. Mr. Mandato has served as a Managing Director of De Novo Venture Partners, a venture capital firm, since March 2003. From October 2000 to February 2003, Mr. Mandato served as a consultant while completing his doctoral studies. From

February 1999 to September 2000, Mr. Mandato served as Chairman of Confer Software, Inc., a developer of software used to streamline healthcare business processes and from September 1995 to February 1999, Mr. Mandato served as Confer’s Chief Executive Officer. From September 1994 to May 1995, Mr. Mandato served as a member of the founding management committee and Chief Executive Officer of two of the five operating units, Origin Medsystems and Heart Rhythm Technology, of Guidant Corporation, a medical device company, also serving as President of Origin Medsystems from May 1991 to May 1995. In March 1994, Mr. Mandato co-founded Gynecare, Inc., a woman’s health company spun-out of Guidant Corporation, and served as its Chief Executive Officer until April 1995. From July 1986 to November 1990, Mr. Mandato was Chief Executive Officer of Ioptex Research, an ophthalmic goods company. Mr. Mandato holds a B.A. from Nasson College, an M.A. from Long Island University and a Doctor of Management from Case Western Reserve University.

Directors Continuing in Office Until the 2009 Annual Meeting

Russell C. Hirsch, M.D., Ph.D.

Dr. Hirsch, age 44, has served as a member of our Board of Directors since November 2002 and as our Chairman of the Board since December 2004. Dr. Hirsch has been a Managing Director of Prospect Venture Partners, a venture capital firm, since February 2001. From 1992 to 2000, Dr. Hirsch was a member of the Healthcare Technology Group at Mayfield Fund, a venture capital firm, serving as a Venture Partner from 1993 to 1994 and as a General Partner from 1994 to 2000. Dr. Hirsch holds a B.A. from the University of Chicago and an M.D. and a Ph.D. from the University of California, San Francisco.

Frederic H. Moll, M.D.

Dr. Moll, age 55, is a Co-Founder of Hansen Medical and has served as our Chief Executive Officer and a member of our Board of Directors since our inception in September 2002. In November 1995, Dr. Moll co-founded Intuitive Surgical, and served as its first Chief Executive Officer and later, its Vice President and Medical Director until September 2003. In 1989, Dr. Moll co-founded Origin Medsystems, Inc., a medical device company, which later became an operating company within Guidant Corporation, following its acquisition by Eli Lilly in 1992. Dr. Moll served as Medical Director of Guidant’s surgical device division until November 1995. Dr. Moll holds a B.A. from the University of California, Berkeley, an M.S. from Stanford University and an M.D. from the University of Washington School of Medicine.

Gary C. Restani

Mr. Restani, age 60, has served as a member of our Board of Directors since September 2006 and became our President and Chief Operating Officer in October 2006. From July 2006 to October 2006, Mr. Restani served as a consultant in the medical device industry. From December 1999 to June 2006, Mr. Restani served as President of Convatec, Inc., a health care company and a Bristol-Myers Squibb company. From March 1995 to November 1999, Mr. Restani served as a President of various international divisions of Zimmer, Inc., a medical device and surgical tool company. From March 1990 to February 1995, Mr. Restani served as a President of various international divisions of Smith & Nephew Orthopedics, Inc., an orthopedics, endoscopy and wound management company. Mr. Restani attended Sir George Williams University and Loyola College and completed the Tuck Executive Program at Dartmouth College.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under The Nasdaq Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Hirsch, Dr. Freund, Mr. McConnell, Mr. Lowe, Mr. Mandato and Mr. Shapiro. In making this determination, the Board found that none of the these directors or nominees for director had a material or other disqualifying relationship with the Company. Dr. Moll, the Company’s Chief Executive Officer and Mr. Restani, the Company’s President and Chief Operating Officer, are not independent directors by virtue of their employment with the Company.

Meetings of the Board of Directors

The Board of Directors met eleven times during the last fiscal year. Each Board member, except Mr. Lowe, Mr. Mandato and Mr. Restani, attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member. As required under applicable NASDAQ listing standards, the Company’s independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2006 for each of the Board committees:

Governance and
Name	Audit	Compensation	Nominating

Russell C. Hirsch, M.D., Ph.D.		X
Christopher P. Lowe(1)	X*	X*
Joseph M. Mandato(2)		X
Thomas C. McConnell	X		X
James M. Shapiro	X		X*
Total meetings in fiscal 2006	1	4	0

*	Committee Chairperson

(1)	Mr. Lowe was appointed in September 2006 to the Audit Committee and the Compensation Committee. The only meeting of the Audit Committee and three of the meetings of the Compensation Committee in fiscal 2006 occurred prior to Mr. Lowe’s membership on the committees.

(2)	Mr. Mandato was appointed in August 2006 to the Compensation Committee. Three of the meetings of the Compensation Committee in fiscal 2006 occurred prior to Mr. Mandato’s membership on the committee.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, to oversee the Company’s corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of its financial statements. For this purpose, the Audit Committee performs several functions. Among other things, our Audit Committee:

•	evaluates the performance of and assesses the qualifications of the independent auditors;

•	determines and approves the engagement of the independent auditors;

•	determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law;

•	reviews and approves or rejects all related-party transactions;

•	confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting;

•	establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	meets to review the company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

From August 2006 to September 2006, the Audit Committee was comprised of F. Thomas Watkins a former director, and Messrs. McConnell and Shapiro. In September 2006, Mr. Lowe was appointed to the Audit Committee to fill the vacancy created by the resignation of Mr. Watson. Since September 2006, the Audit Committee has been comprised of three directors: Messrs. Lowe, McConnell and Shapiro. The Audit Committee met one time during the fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at http://www.hansenmedical.com/investors.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board of Directors has also determined that Mr. Lowe qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Lowe’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report in Form 10-K for the fiscal year ended December 31, 2006.

AUDIT COMMITTEE

Christopher P. Lowe, Chairman
Thomas C. McConnell
James M. Shapiro

Compensation Committee

In November 2004, the Compensation Committee was formed and comprised of Mr. Watkins, a former director, Dr. Hirsch and Dr. Moll. On August 4, 2006, the Compensation Committee was reconstituted and was thereafter comprised of Mr. Watkins, Dr. Freund and Dr. Hirsch. On August 31, 2006, Mr. Mandato was appointed to the Compensation Committee to fill the vacancy created by the resignation of Mr. Watson. In October 2006, Mr. Lowe was appointed to the Compensation Committee to replace Dr. Freund who stepped down from the Compensation Committee. Since October 2006, the Compensation Committee has been comprised of three directors: Dr. Hirsch and Messrs. Lowe and Mandato. All members of our Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards. The Compensation Committee met four times during the fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website and http://www.hansenmedical.com/investors.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers and other senior management and evaluation of performance in light of these stated objectives;

•	review and recommendation to the Board for approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer, other executive officers and directors;

•	review and approve appropriate insurance coverage for our officers and directors; and

•	administration of the Company’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.

Commencing this year, the Compensation Committee also began to review with management the Company’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings.

1 “The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Hansen Medical under the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended (the “1934 Act”).”

Compensation Committee Processes and Procedures

The Compensation Committee intends to meet at least six times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and the Chief Financial Officer. The Compensation Committee will meet regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Typically, the Compensation Committee will make most significant adjustments, if any, to annual compensation and determine bonus and equity awards at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted.

For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, if any, including analyses of executive and director compensation paid at other companies identified by such consultant. The Compensation Committee shall review, discuss and assess its own performance at least annually. The Committee shall also periodically review and assess the adequacy of its Charter, including the Committee’s role and responsibilities, and shall recommend any proposed changes to the Board for its consideration.

The performance and compensation process and specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2006 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As of October 2006, the Compensation Committee consisted of Dr. Hirsch and Messrs. Lowe and Mandato, none of whom is a present or former officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee. We have had a Compensation Committee for two and a half years. Prior to establishing the Compensation Committee, our full board of directors made decisions relating to compensation of our executive officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company. The Nominating and Corporate Governance Committee is comprised of two directors: Messrs. McConnell and Shapiro. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee was formed in July 2006 and did not meet during the fiscal year. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at http://www.hansenmedical.com/investors.

The Board of Directors and the Company seek to maintain a Board comprised of members who can productively contribute to the success of the Company. Accordingly, the Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board and the perceived needs of the Company at that time. This assessment includes consideration of issues of, among other things, judgment, diversity, age, skills, background and industry knowledge. However, the Board retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Stockholder Communications With the Board of Directors

Historically, the Company has not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Nevertheless, during the upcoming year the Nominating and Corporate Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to the Company’s website.

Code of Ethics

We have adopted the Hansen Medical, Inc. Code of Business Conduct and Ethics, which applies to all directors and employees, including executive officers, including, without limitation, our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Business Conduct and Ethics is available on our website at www.hansenmedical.com under the “Investor Relations” section and we intent to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any waivers from or amendments to any provision of the Code of Business Conduct and Ethics by disclosing such information on the same website. In addition, we intend to promptly disclose (1) the nature of any amendment to our code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (2) the nature of any waiver, including an implicit waiver, from a provision of our code of business conduct and ethics that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver on our website in the future. The inclusion of our website address in this report does not include or incorporate by reference the information on our website into this proxy statement.

Proposal 2

Ratification Of Selection Of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since its inception in September 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of PricewaterhouseCoopers LLP, to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2006 and 2005, by PricewaterhouseCoopers LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2006	2005
	(In thousands)

Audit Fees(a)	$981	$13
Audit-related Fees(b)	—	—
Tax Fees(c)	—	1
All Other Fees(d)	—	—

Total Fees	$981	$14

(a)	Includes fees billed for professional services rendered in connection with our Registration Statement on Form S-1 relating to our initial public offering during the fiscal year ended December 31, 2006, the audit of our financial statements, review of interim financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(b)	Includes fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

(c)	Includes fees billed for professional services for tax compliance, tax advice and tax planning. During the fiscal years ended December 31, 2006 and 2005, these services related to the preparation of federal and state income tax returns.

(d)	Includes fees for products and services other than the services described above. During the fiscal year ended December 31, 2006, such fees were related to our use of web-based accounting software provided by PricewaterhouseCoopers LLP and related database.

All fees described above were approved by either the Audit Committee or the Board of Directors.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services and audit-related services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP, is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

Executive Officers and Key Employees

Our executive officers and key employees and their respective ages and positions are as follows:

Name	Age	Position

Frederic H. Moll, M.D.	55	Chief Executive Officer, Co-Founder and Director
Gary C. Restani	60	President, Chief Operating Officer and Director
Steven M. Van Dick	52	Vice President, Finance and Administration and Chief Financial Officer
Robert G. Younge	55	Chief Technical Officer, Principal Fellow and Co-Founder
M. Sean Murphy, Ph.D.	47	Senior Vice President, Engineering
Judy Bartlett-Roberto	43	Vice President, Marketing
Thomas A. Kramer	46	Vice President, Clinical Affairs
David C. Lundmark	39	Vice President, Intellectual Property and Legal Affairs
Jed A. Palmacci	51	Vice President, Sales
Daniel T. Wallace	40	Vice President, Advanced Applications and Co-Founder

Frederic H. Moll, M.D. is a Co-Founder of Hansen Medical and has served as our Chief Executive Officer and a member of our Board of Directors since our inception in September 2002. In November 1995, Dr. Moll co-founded Intuitive Surgical Inc., a medical device company, and served as its first Chief Executive Officer and later, its Vice President and Medical Director until September 2003. In 1989, Dr. Moll co-founded Origin Medsystems, Inc., a medical device company, which later became an operating company within Guidant Corporation, a medical device company, following its acquisition by Eli Lilly in 1992. Dr. Moll served as Medical Director of Guidant’s surgical device division until November 1995. Dr. Moll holds a B.A. from the University of California, Berkeley, an M.S. from Stanford University and an M.D. from the University of Washington School of Medicine.

Gary C. Restani joined us as our President and Chief Operating Officer in October 2006 and has served as a member of our Board of Directors since September 2006. Mr. Restani has served as a consultant in the medical device industry from July 2006 to October 2006. From December 1999 to June 2006, Mr. Restani served as President of Convatec, Inc., a health care company and a Bristol-Myers Squibb company. From March 1995 to November 1999, Mr. Restani served as a President of various international divisions of Zimmer, Inc., a medical device and surgical tool company. From March 1990 to February 1995, Mr. Restani served as a President of various international divisions of Smith & Nephew Orthopedics, Inc., an orthopedics, endoscopy and wound management company. Mr. Restani attended Sir George Williams University and Loyola College and completed the Tuck Executive Program at Dartmouth College.

Steven M. Van Dick joined us as our Vice President, Finance and Administration and Chief Financial Officer in December 2005. From April 2001 to October 2005, Mr. Van Dick served as Chief Financial Officer of CryoVascular Systems, Inc., a medical device manufacturer. From March 2000 to April 2001, Mr. Van Dick served as Chief Financial Officer of Protogene Laboratories, Inc., a DNA microarray supplier. From April 1996 to March 2000, Mr. Van Dick served as Chief Financial Officer of CardioThoracic Systems, Inc., a medical device manufacturer. Mr. Van Dick holds a B.S. from San Jose State University and an M.B.A. from Santa Clara University. Mr. Van Dick is a Certified Public Accountant.

Robert G. Younge is a Co-Founder of Hansen Medical and served as our Chief Technical Officer since our inception in September 2002 to April 2006, when he was appointed our Principal Fellow. In July 2006, Mr. Younge was again appointed as our Chief Technical Officer. In November 1995, Mr. Younge co-founded Intuitive and held the position of Vice-President, Engineering, Chief Technology Officer and served in several other capacities until September 2002. In September 1979, Mr. Younge co-founded Acuson Corporation, a manufacturer and service provider of diagnostic medical ultrasound systems, and served as its Vice President, Engineering and in various other capacities until November 1999. In 1991, Mr. Younge co-founded Acuson’s Transducer Division and served as its Technical Advisor until 1995. Mr. Younge holds a B.S.E.E. and an M.S.E.E from Stanford University.

M. Sean Murphy, Ph.D., joined us as a program management consultant in November 2005 and in April 2006 became our Senior Vice President, Engineering. From January 2001 to April 2005, Dr. Murphy served as Vice

President, Engineering of Siemens Medical Solutions, a supplier of information technology solutions. From August 1996 to December 2000, Dr. Murphy served as director of engineering of Acuson Corporation, a manufacturer and service provider of diagnostic medical ultrasound systems. Dr. Murphy holds a B.S. and a Ph.D. from the University of Ulster, Northern Ireland.

Judy Bartlett-Roberto joined us as our Vice President, Marketing in March 2007. Prior to this, she consulted for the Company, providing executive level marketing support for the technology launch of the Sensei Robotic Catheter System. From December 2001 to June 2004, Ms. Bartlett-Roberto served as Director, AcuNav Market Development, Interventional Devices Business Organization at Siemens Medical Solutions, a supplier of information technology solution. From April 1992 to November 2001, she served as Product Development Marketing Manager at Acuson Corporation, which was acquired by Siemens in 2000. Ms. Bartlett-Roberto holds a B.S. from California State University Chico and an M.B.A. from Santa Clara University.

Thomas A. Kramer joined us as our Senior Director, Clinical Affairs in September 2006, and was appointed as our Vice President, Clinical Affairs in February 2007. Prior to joining us, Mr. Kramer served as Director of Clinical Engineering for Broncus Technologies, Inc., a medical device company, from March 2004 to August 2006, and as Director of Research and Development for Broncus Technologies from March 2002 to February 2004. From April 2000 to March 2002, Mr. Kramer served as Director of Quality for Guidant Corporation as Director of Research and Development for Guidant Corporation from September 1999 to April 2000. Mr. Kramer holds a B.S. from Cal Poly State University and a M.S. from San Diego State University.

David C. Lundmark joined us in May 2003 as our Vice President, Intellectual Property and Legal Affairs. From April 2002 to May 2003, Mr. Lundmark served as Senior Patent Counsel for Intel Corporation, a computer chip company. From April 2000 to April 2002, Mr. Lundmark served as Senior Vice President and General Counsel of The WorkCard Company, a workforce automation solutions company. From December 1995 to April 2000, Mr. Lundmark was associated with Morrison and Foerster LLP, a law firm, as a patent agent and patent and corporate finance attorney. Mr. Lundmark holds a B.S., a J.D. and an M.B.A. from the University of California, Davis.

Jed A. Palmacci joined us as our Vice President, Sales in April 2005. From October 1999 to April 2005, Mr. Palmacci served as world wide director of sales for the AcuNav ultrasound catheter division of Siemens Medical Solutions, a medical device company. From March 1988 to September 1999, Mr. Palmacci served as a regional territory manager for Acuson Corporation. From May 1985 to February 1988, Mr. Palmacci served as a regional territory manager for Coopervision Surgical, Inc., an ophthalmic medical device company. Mr. Palmacci holds a B.S. from the University of Maine.

Daniel T. Wallace is a Co-Founder of Hansen Medical and served as our Vice President, Clinical, from our inception in September 2002 until February 2007 when he was appointed Vice President, Advanced Applications. From March, 1996 to March, 2002, Mr. Wallace served as the manager and director of instruments development at Intuitive. From December, 1991 to April, 1995, Mr. Wallace served as a research and development engineer at Origin MedSystems. Mr. Wallace holds a B.S. from Rice University and an M.S. from Stanford University.

Security Ownership Of
Certain Beneficial Owners And Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 28, 2007 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total

Entities affiliated with Prospect Venture Partners II, L.P.(2)	3,201,234	14.80%
435 Tasso Street, Suite 200 Palo Alto, CA 94301
Entities affiliated with Skyline Ventures(3)	2,318,787	10.72%
525 University Avenue, Suite 520 Palo Alto, CA 94301
Thomas Weisel Healthcare Venture Partners, L.P.(4)	1,765,055	8.16%
One Montgomery Street San Francisco, CA 94104
De Novo Ventures II, L.P.(5)	1,748,778	8.09%
400 Hamilton Avenue, Suite 300 Palo Alto, CA 94301
Entities affiliated with Vanguard Ventures(6)	1,139,395	5.27%
505 Hamilton Avenue, Suite 300 Palo Alto, CA 94301
Frederic H. Moll, M.D.(7)	1,774,496	8.14%
John G. Freund, M.D.(8)	2,318,787	10.72%
Russell C. Hirsch, M.D., Ph.D.(9)	3,201,234	14.80%
Christopher P. Lowe(10)	31,250	*
Joseph M. Mandato(11)	1,748,778	8.09%
Thomas C. McConnell(12)	1,139,395	5.27%
Gary C. Restani(13)	450,000	2.04%
James M. Shapiro(14)	1,765,055	8.16%
Steven M. Van Dick(15)	251,041	1.15%
Robert G. Younge(16)	267,541	1.23%
James R. Feenstra(17)	121,375	*
All directors and executive officers as a group (11 persons)(18)	13,068,952	57.83%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G, if any, filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 21,626,938 shares outstanding on February 28, 2007, adjusted as required by rules promulgated by the SEC. Shares of common stock subject to options currently exercisable or exercisable within 60 days of February 28, 2007, are deemed outstanding for computing the percentage of beneficial ownership of the person holding such options but are not deemed outstanding for computing the percentage of beneficial ownership of any other person.

(2)	Consists of 3,153,217 shares held by Prospect Venture Partners II, L.P. and 48,017 shares held by Prospect Associates II, L.P. Russell Hirsch, one of our directors, is a managing director of Prospect Management Co. II, L.L.C., the general partner of Prospect Venture Partners II, L.P. and Prospect Associates II, L.P. and has shared voting and investment power over the shares held by these entities; however, Dr. Hirsch disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(3)	Consists of 52,177 shares held by Skyline Venture Partners III, L.P., 2,095,701 shares held by Skyline Venture Partners Qualified Purchasers Fund III, L.P. and 170,909 shares held by Skyline Expansion Fund, L.P. John Freund, one of our directors, is a managing director of Skyline Ventures and the entities affiliated with Skyline Ventures and has voting and investment power over the shares held by these entities; however, Dr. Freund disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(4)	James Shapiro, one of our directors, is a general partner of Kearny Venture Partners, the successor of Thomas Weisel Healthcare Venture Partners LLC, the general partner of Thomas Weisel Healthcare Venture Partners L.P., and has shared voting and investment power over the shares held by Thomas Weisel Healthcare Venture Partners L.P.; however, Mr. Shapiro disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(5)	Joseph Mandato, one of our directors, is a managing director of De Novo Management II, LLC, the General Partner of De Novo Ventures II, L.P. and has shared voting and investment power over the shares held by De Novo Ventures; however, Mr. Mandato disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(6)	Consists of 997,366 shares held by Vanguard VII, L.P., 94,726 shares held by Vanguard VII-A, L.P., 32,491 shares held by Vanguard VII Accredited Affiliates Fund, L.P. and 14,812 shares held by Vanguard VII Qualified Affiliates Fund, L.P. Thomas McConnell, one of our directors, is a managing director of Vanguard Ventures and the entities affiliated with Vanguard Ventures and has shared voting and investment power over the shares held by these entities; however, Mr. McConnell disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(7)	Includes 177,500 shares that Dr. Moll has the right to acquire upon the exercise of stock options within 60 days of February 28, 2007, 121,528 of which were unvested as of February 28, 2007 and are subject to a right of repurchase by us that lapses over the vesting schedule of the options. Includes 150,000 shares that are registered in the name of the Moll Children’s Irrevocable Trust.

(8)	Consists solely of shares identified in footnote 3. Dr. Freund is a managing director of Skyline Ventures and disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(9)	Consists solely of shares identified in footnote 2. Dr. Hirsch is a managing director of Prospect Management Co. II, L.L.C., the general partner of Prospect Venture Partners II, L.P. and Prospect Associates II, L.P., and disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(10)	Consists solely of shares that Mr. Lowe has the right to acquire upon the exercise of stock options within 60 days of February 28, 2007, 26,042 of which were unvested as of February 28, 2007.

(11)	Consists solely of shares identified in footnote 5. Mr. Mandato is a managing director of De Novo Management II, LLC, the general partner of De Novo Ventures II, L.P., and disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(12)	Consists solely of shares identified in footnote 6. Mr. McConnell is a managing director of Vanguard Ventures and disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(13)	Consists solely of shares that Mr. Restani has the right to acquire upon the exercise of stock options within 60 days of February 28, 2007, 444,792 of which were unvested as of February 28, 2007.

(14)	Consists solely of shares identified in footnote 4. Mr. Shapiro is a general partner of Kearny Venture Partners, the successor of Thomas Weisel Healthcare Venture Partners LLC, the general partner of Thomas Weisel Healthcare Venture Partners and disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(15)	Consists solely of shares that Mr. Van Dick has the right to acquire upon the exercise of stock options within 60 days of February 28, 2007, 171,875 of which were unvested as of February 28, 2007 and subject to a right of repurchase by us that would lapse over the vesting schedule.

(16)	Includes 63,541 shares that Mr. Younge has the right to acquire upon the exercise of stock options within 60 days of February 28, 2007, 48,178 of which were unvested as of February 28, 2007 and would be subject to a right of repurchase by us that would lapse over the vesting schedule.

(17)	Mr. Feenstra resigned as our President and Chief Operating Officer in October 2006. Pursuant to a separation agreement entered into with Mr. Feenstra on November 1, 2006, all of Mr. Feenstra’s unvested options as of November 30, 2006 were cancelled as of the date Mr. Feenstra resigned as President and Chief Operating Officer.

(18)	Total number of shares includes 12,095,620 shares of common stock held by our directors and executive officers and certain of their affiliates, and 973,332 shares issuable upon the exercise of stock options within 60 days of February 28, 2007. See footnotes above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Executive Compensation

Compensation Discussion and Analysis

General

The following discussion and analysis of compensation arrangements of our executive officers for 2006 should be read together with the compensation tables and related disclosures set forth below.

Objectives of Hansen Medical’s Compensation Program

We are an early-stage company that is developing a new generation of medical robotics designed for accurate positioning, manipulation and stable control of catheters and catheter-based technologies. We recently completed our initial public offering, have a limited operating history and currently have no products approved for sale. To date, we have generated no revenue and we have incurred net losses in each year since our inception. We expect our losses to continue and to increase as we continue our development activities and expand our commercialization activities. The success of early-stage technology companies is significantly influenced by the quality of their work forces. As a result, we face significant competition for executives and other talented employees from numerous technology companies in the San Francisco Bay Area. With this in mind, we strive to provide what we believe is a competitive total compensation package to our executive officers through a combination of base salary, spot cash bonuses and long-term equity compensation in addition to broad-based employee benefits programs in order to attract talented individuals to manage and operate all aspects of our business, to reward these individuals fairly and to retain those individuals who meet our high expectations and support the achievement of our business objectives.

Role of Compensation Committee

Our executive compensation program is administered by the Compensation Committee of the Board of Directors. Under the terms of its charter, our Compensation Committee is independent under the applicable NASDAQ regulations and is responsible for reviewing the achievements of the Company and the individual officer and recommending to the Board of Directors the type and level of compensation for our named executives. The primary goal of the Compensation Committee is to closely align the interests of the executive officers with those of our stockholders. To achieve this goal, our Compensation Committee recommends compensation that attracts and retains executives whose abilities are critical to our long-term success, that motivate individuals to perform at their highest level and that rewards achievement.

The annual responsibilities of the Compensation Committee include the following:

•	reviewing and making recommendations to the Board of Directors for our named executive officers the level of stock option grants, annual salary and spot bonuses;

•	approving salaries for other members of management and approving salary adjustment pool for all other employees;

•	setting stock option guidelines by grade level and granting stock options to all other members of management and employees;

•	approving any cash or equity incentive programs for all other members of management and employees; and

•	recommending goals for the named executive officers to the Board of Directors and reviewing and approves goals for other members of management.

In reviewing and approving these matters, our Compensation Committee considers such matters as it deems appropriate, including our financial and operating performance, the alignment of interests of the executive officers and our stockholders, the performance of our common stock and our ability to attract and retain qualified individuals. For executive compensation decisions, including decisions relating to the grant of stock options to executive officers, the Compensation Committee typically considers the recommendations of Dr. Moll and Dr. Moll generally participates in the Compensation Committee’s deliberations about executive compensation matters. However, Dr. Moll does not participate in the deliberations or determination of his own compensation.

The Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term equity compensation, or between cash and non-cash compensation. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short and long-term goals and objectives, our Compensation Committee relies on its judgment about each individual’s performance in a rapidly changing business environment rather than adopting a formulaic approach to compensatory decisions that are too narrowly responsive to short-term changes in business performance.

Compensation Elements

Base Salary.  For 2006, the base salaries of our executive officers were primarily established based on the scope of their responsibilities, taking into account competitive market compensation paid by other development stage companies for similar positions and adjusted as necessary to recruit or retain specific individuals.

The base salaries for each of our Chief Executive Officer, Dr. Moll, and Chief Technical Officer, Mr. Younge, were established at $210,000 at the time when Hansen Medical was founded in 2002 and remained at that level through 2006. In March 2003, Mr. Younge’s base salary was reduced to reflect his desire for flexibility in the amount of time he was committed to working for us. Although we believe these salaries were fair based on our stage of development and the equity position afforded to each of Dr. Moll and Mr. Younge as founders of the company, data from a 2006 MEDIC Executive Compensation Survey obtained from Top Five Data Services, Inc. with respect to companies with less than $100 million annual revenue, puts Dr. Moll’s 2006 base salary at well below the 25th percentile for executives in similar positions and with similar responsibilities and Mr. Younge’s 2006 base salary at slightly below the 50th percentile. In February 2007, our Board of Directors approved increases to

Dr. Moll’s annual base salary to $300,000 and to Mr. Younge’s annual base salary to $220,000, each retroactive to January 1, 2007. Mr. Younge also elected to increase his commitment to Hansen Medical from part-time to full-time.

We recruited our Chief Financial Officer, Mr. Van Dick, in December 2005 and his base salary was set at $230,000, which was reflective of his experience, knowledge and skills, as well as comparable compensation levels in the market. Based on the Executive Compensation Survey, Mr. Van Dick’s initial base salary, which continued in effect throughout 2006, fell between the 50th and 75th percentile for executives in similar positions and with similar responsibilities. Mr. Van Dick was not awarded a base salary increase during 2006 due to his late 2005 start date. In February 2007, our Board of Directors approved the increase of Mr. Van Dick’s annual base salary to $241,500, retroactive to January 1, 2007.

In connection with the resignation of Mr. Feenstra as our President and Chief Operating Officer in October 2006, the Board of Directors determined that we needed to recruit a President and Chief Operating Officer with significant experience, knowledge and skills in the complexity of managing our transition from a development stage company to a large commercial company. In mid November 2006, the Board of Directors determined that Mr. Restani, who was then serving as a director of Hansen Medical, possessed the necessary qualifications to become the President and Chief Operating Officer of Hansen Medical, and Mr. Restani was hired at an annual base salary of $350,000. Based on the Executive Compensation Survey, this base salary is slightly below the 75th percentile for executives in similar positions and with similar responsibilities. Mr. Restani was not awarded any base salary increase for 2007.

Cash Spot Bonuses.  We do not currently, and in 2006 did not, have a formal cash incentive plan, but from time to time the Compensation Committee considers spot bonuses to executive officers based on specific company and individual accomplishments. In early 2007, the Compensation Committee engaged HRMG, Inc., a management consulting firm, to evaluate Dr. Moll’s 2006 performance. The evaluation included interviews with members of our Board of Directors, certain of Dr. Moll’s direct reports and certain other employees of the Company regarding Dr. Moll’s skills, accomplishments and development opportunities. Based on that evaluation, along with the clinical and regulatory accomplishments made by Hansen Medical in 2006 and the completion of our initial public offering, in February 2007 the Compensation Committee recommended to the Board, and the Board subsequently approved, a $50,000 cash bonus to be paid to Dr. Moll. No cash spot bonuses were paid to any other of our named executive officers in 2006 or in 2007 to date.

Long-Term Equity-Based Incentive Awards.  Our long-term compensation currently consists solely of stock options. Our option grants are designed to recruit and retain our executive officers along with aligning their performance objectives with the interests of our stockholders. Our Board of Directors grants stock options to our executive officers in order to enable them to participate in the long term appreciation of our stockholder value, while personally feeling the impact of any business setbacks, whether company-specific or market-based. Each grant allows the executive officer to acquire shares of our common stock at a fixed price per share. The option grant will provide a return only if our common stock appreciates over the option term. Additionally, stock options provide a means of recruiting key executives and ensuring the retention of those executives, inasmuch as they are subject to vesting over an extended period of time. The Compensation Committee determines the size of equity-based incentives according to each executive’s position and sets a level it considers appropriate to create a meaningful opportunity for reward based on increasing stockholder value.

With respect to both initial stock option grants at the commencement of employment and subsequent stock option grants, the Compensation Committee takes into account an individual’s performance, his or her potential for future responsibility and promotion and competitive compensation targets for the individual’s position and level of contribution. The relative weight given to these factors varies among individuals at the Compensation Committee’s discretion.

The initial stock option grants made in April 2006 and November 2006, respectively, to each of Mr. Van Dick and to Mr. Restani in connection with their commencement of their employment with us, were primarily based on competitive conditions applicable to such executive’s specific position. In addition, the Compensation Committee considers the number of options owned by other executives in comparable positions at other companies at a similar stage of development. We believe this strategy is consistent with the approach of other development stage companies in our industry. In general, initial stock option grants are granted at the Board of Directors meeting following the start date of the executive officer’s employment and the shares subject to such initial option vest 25% on the first anniversary of the date of hire and thereafter 1/36th per month over the next three years. Subsequent grants generally vest monthly over a period of four years.

In 2006, we initiated a program to review the equity positions of all employees on an annual basis. This focal review process took into account our progress against the prior year goals, individual performance targets and length of service. The 2006 focal review process resulted in the Compensation Committee recommending to the Board of Directors, and the Board of Directors subsequently approving, stock option grants in June 2006 to Dr. Moll of 175,000 shares that vests ratably over three years and to Mr. Younge of 62,500 shares that vests ratably over four years, each based on such executive’s performance in 2005. Neither Mr. Restani nor Mr. Van Dick was considered in the 2006 focal review process.

Severance Benefits and Other Compensation.  Dr. Moll, Mr. Restani, Mr. Van Dick and Mr. Younge are parties to employment agreements and offer letters (“Employment Agreements”) that contain provisions regarding severance benefits in the event the executive is terminated without cause or is terminated in connection with a change of control of Hansen Medical. Severance benefits were determined through arms-length negotiations at the time each executive was hired by Hansen Medical. The Compensation Committee believes these severance provisions were necessary to attract the executives to Hansen Medical, are important for the retention of these executives and are customary for executives holding these positions. A summary of the material terms of these Employment Agreements, together with a quantification of the benefits available under these agreements, may be found in the sections of this proxy statements entitled “Executive Compensation — Severance Compensation, Termination Protection and Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.” In addition, Mr. Restani was provided one-time relocation benefits as the result of his offer of employment. This includes reimbursement of relocation expenses up to $50,000 and a housing allowance of $5,000 a month for the next two years.

Compensation Committee Report 2

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement with management. Based on our Compensation Committee’s review of and the discussions with management with respect to the CD&A, our Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

COMPENSATION COMMITTEE

Christopher P. Lowe, Chairman
Russell C. Hirsch, M.D., Ph.D.
Joseph M. Mandato

2 “The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Hansen Medical under the 1933 or 1934 Act.”

Summary Compensation Table

The following summary compensation table shows for the fiscal year ended December 31, 2006, compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers at December 31, 2006, and one former executive officer who departed from the Company during the fiscal year (the “Named Executive Officers”).

Summary Compensation Table for Fiscal 2006

							Non-Equity
					Stock	Option	Incentive Plan	All Other
Name and Principal		Salary		Bonus	Awards	Awards	Compensation	Compensation		Total
Position	Year	($)		($)(1)	($)	($)(2)	($)	($)		($)

Frederic H. Moll, M.D.	2006	$210,000		$50,000	$—	$317,643	$—	$324	(3)	$577,967
Chief Executive Officer
Mr. Gary C. Restani	2006	$68,686	(4)	$—	$—	$159,025	$—	$50,976	(5)	$444,248
President, Chief Operating Officer
Mr. Steven M. Van Dick	2006	$230,000		$—	$—	$340,842	$—	$324	(3)	$571,166
Vice President, Finance and Administration and Chief Financial Officer
Mr. Robert G. Younge	2006	$126,000	(6)	$—	$—	$98,245	$—	$302	(3)	$224,547
Chief Technical Officer
Mr. James R. Feenstra	2006	$254,493		$—	$—	$—	$—	$20,833	(7)	$275,326
Former President and Chief Operating Officer

(1)	Represents a discretionary cash performance bonus earned in fiscal 2006 and paid in the first quarter of 2007 to Dr. Moll.

(2)	Amount reflects the total compensation expense for the year ended December 31, 2006 calculated in accordance with Statement of Financial Accounting Standard No. 123R (SFAS No. 123R). See Note 9 of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the assumptions made in determining the grant date fair value and compensation expense of equity awards.

(3)	Represents annual premiums paid under our group term life insurance policy.

(4)	Mr. Restani was appointed as our President and Chief Operating Officer in October 2006. The amount represents Mr. Restani’s pro rated salary compensation for fiscal 2006 based on an annual salary of $350,000.

(5)	Represents $48,422 for relocation expenses, $2,500 housing subsidy and $54 for annual premiums paid under our group term life insurance policy, received in connection with Mr. Restani’s employment. The reimbursement for relocation expenses was paid to Mr. Restani in the first quarter of 2007 for expenses incurred in 2006.

(6)	Represents salary compensation for Mr. Younge based on part-time employment during fiscal 2006. Mr. Younge resumed full-time employment with us on January 1, 2007.

(7)	Represents severance payments made in connection with the termination of Mr. Feenstra’s employment. Mr. Feenstra resigned as our President and Chief Operating Officer in October 2006.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2006, certain information regarding grants of plan-based awards to the Named Executive Officers:

Grants of Plan-Based Awards in Fiscal 2006(1)

						All Other
						Option Awards:
					All Other	Number of		Grant Date
		Estimated Future Payouts			Stock Awards:	Securities	Exercise or	Fair Value of
		Under Equity Incentive Plan Awards			Number of Shares	Underlying	Base Price of	Stock and
		Threshold		Maximum	of Stock or Units	Options	Option Awards	Option Awards
Name	Grant Date	(#)	Target (#)	(#)	(#)	(#)	($/Sh)	($)(2)

Dr. Moll	6/21/06	—	—	—	—	175,000	$2.64	$1,400,000
Mr. Restani	9/21/06	—	—	—	—	31,250	$7.76	$113,750
	11/2/06	—	—	—	—	418,750	$7.76	$1,524,250
Mr. Van Dick	4/27/06	—	—	—	—	250,000	$1.40	$1,950,000
Mr. Younge	6/21/06	—	—	—	—	62,500	$2.40	$515,000
Mr. Feenstra	—	—	—	—	—	—	$—	$—

(1)	The terms of option grants, which include both incentive and nonstatutory stock options, are consistent with those of options granted to other employees under the 2002 Stock Plan. The exercise price per share of each option granted was equal to the fair market value of our common stock on the day of the grant date.

(2)	Represents the grant date fair value, pursuant to SFAS 123R. See Note 9 of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the assumptions made in determining the grant date fair value and compensation expense of equity awards.

Our executive compensation policies, practices and arrangements, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards table was paid or awarded, are described above under “Executive Compensation — Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year-End.

The following table shows for the fiscal year ended December 31, 2006, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

Outstanding Equity Awards At December 31, 2006

	Option Awards					Stock Awards
								Equity	Equity
			Equity					Incentive	Incentive
			Incentive					Plan Awards:	Plan Awards:
			Plan Awards:					Number of	Market or
	Number of	Number of	Number				Market Value	Unearned	Payout Value
	Securities	Securities	of Securities			Number of	of Shares or	Shares, Units	of Unearned
	Underlying	Underlying	Underlying			Shares or	Units of	or Other	Shares, Units
	Unexercised	Unexercised	Unexercised	Option		Units of Stock	Stock That	Rights That	or Other Rights
	Options	Options	Unearned	Exercise	Option	That Have	Have Not	Have Not	That Have
	(#)	(#)	Options	Price	Expiration	Not Vested	Vested	Vested	Not Vested
Name	Exercisable*	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

Dr. Moll	175,000	—	—	$2.64	6/21/16	—	$—	—	$—
Mr. Restani	31,250	—	—	$7.76	9/20/16	—	$—	—	$—
	418,750	—	—	$7.76	11/1/16	—	$—	—	$—
Mr. Van Dick	250,000	—	—	$1.40	4/26/16	—	$—	—	$—
Mr. Younge	62,500	—	—	$2.40	6/21/16	—	$—	—	$—
Mr. Feenstra	121,375	—	—	$0.56	8/29/15	—	$—	—	$—

*	All of these options are early exercisable, subject to the company’s right of repurchase of unvested shares.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2006, certain information regarding option exercises and stock vested during the last fiscal year with respect to the Named Executive Officers:

Option Exercises and Stock Vested in Fiscal 2006

Option Awards
Number of
Shares
	Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)

Dr. Moll	—	$—
Mr. Restani	—	$—
Mr. Van Dick	—	$—
Mr. Younge	—	$—
Mr. Feenstra	—	$—

Severance Compensation, Termination Protection and Employment Agreements

We have entered into employment agreements with our Named Executive Officers. These agreements are described below.

Dr. Moll.  In November 2002, we entered into an employment agreement with Frederic H. Moll, our Chief Executive Officer. The agreement provides that Dr. Moll is employed “at-will,” and the employment may be terminated for any reason at any time by us or by Dr. Moll. However, if we terminate Dr. Moll without good cause or he resigns for good reason, he will receive severance pay equal to six months base salary and 25% of his then-unvested stock options will become immediately vested. In the event of a change of control of our company, 100% of his then-unvested stock options will become immediately vested.

Mr. Restani.  In October 2006, we entered into an employment arrangement and a vesting acceleration and severance agreement with Gary C. Restani, our President and Chief Operating Officer. The agreement provides that Mr. Restani is employed “at-will,” and his employment may be terminated for any reason at any time by us or by Mr. Restani. In the event that Mr. Restani’s employment is terminated by the company for a reason other than cause (as such term is defined in the vesting and acceleration agreement) or disability, Mr. Restani will be entitled to receive severance pay equal to 12 months of his then-current salary plus 12 months reimbursement for the cost of continuation of his then-current health, dental, vision, and life/disability insurance benefits. If he is reemployed during the severance period, all further severance compensation payments will immediately cease. In the event of a change of control of our company and a termination of Mr. Restani’s employment without cause or if he suffers a material change in his compensation or duties or a substantial relocation of his place of work, all of his then-unvested stock options will become immediately vested, and he will receive severance pay equal to 12 months of his then-current salary plus 12 months reimbursement for the cost of continuation of his then-current health, dental, vision, and life/disability insurance benefits.

Mr. Van Dick.  In November 2005, we entered into an employment agreement with Steven M. Van Dick, our Vice President, Finance and Administration, and Chief Financial Officer. The agreement provides that Mr. Van Dick is employed “at-will,” and his employment may be terminated for any reason at any time by us or by Mr. Van Dick. In the event of a change of control of our company after the first anniversary of his employment and a termination Mr. Van Dick’s employment without good cause or if he suffers a material change in his compensation or duties or a substantial relocation of his place of work, 100% of the then-unvested portion of his time-vested stock options will become immediately fully vested, and he will receive severance pay equal to 12 months of his then-current base salary plus 12 months reimbursement for the cost of continuation of his then-current health, dental, vision and life/disability insurance benefits. If Mr. Van Dick voluntarily terminates his employment following a change in control, then all of his then-unvested portion of his time-vested stock options will become immediately fully vested, but he will not receive any additional compensation.

Mr. Younge.  In November 2002, we entered into vesting acceleration and severance arrangements with Robert G. Younge. The agreement provides that Mr. Younge is employed “at-will,” and his employment may be terminated for any reason at any time by us or by Mr. Younge. In the event of a change of control of our company and a termination Mr. Younge’s employment without good cause or if he suffers a material change in his compensation or duties or a substantial relocation of his place of work, 50% of the then-unvested portion of his time-vested stock options will become immediately fully vested, and he will receive severance pay equal to 3 months of his then-current base salary plus 3 months reimbursement for the cost of continuation of his then-current health, dental, vision and life/disability insurance benefits.

Mr. Feenstra.  In August 2005, we entered into an employment agreement with James R. Feenstra, our former President and Chief Operating Officer. The agreement provided that Mr. Feenstra is employed “at-will,” and the employment may be terminated for any reason at any time by us or by Mr. Feenstra. Mr. Feenstra resigned as our President and Chief Operating Officer in October 2006 but remained as an employee of the company until November 30, 2006. In connection with his resignation, we entered into a separation agreement with Mr. Feenstra that provides for severance pay equal to five months base salary plus five months reimbursement for the cost of continuation of his then-current health, dental, vision and life/disability insurance benefits. In addition, Mr. Feenstra has agreed to cancel, as of the date Mr. Feenstra resigned as President and Chief Executive Officer, all of Mr. Feenstra’s options that would be unvested as of November 30, 2006. In 2006, Mr. Feenstra also received $20,833.34 under his separation arrangement in connection with termination of employment.

We have also entered into vesting acceleration and severance arrangements with certain of our other officers and key employees, that provide that in the event of a change of control of our company and such a termination of such individual’s employment without good cause or if he or she suffers material change in his or her compensation or duties or a substantial relocation of his or her place of work, between 50% and 100% of his or her then-unvested stock options will become immediately vested, and he or she will receive severance pay equal to between three and six months of his or her then-current base salary and between three and six months reimbursement for the cost of continuation of his or her then-current health, dental, vision and life/disability insurance benefits.

Potential Payments Upon Termination or Change in Control

The following table quantifies certain payments, as of December 31, 2006, which may become due to Dr. Moll, Mr. Restani, Mr. Van Dick or Mr. Younge upon the occurrence of one of the events set forth above.

						Involuntary
						Termination
	Termination for	Termination				Following a
Executive Benefits and	Cause or Voluntary	Without		Termination for		Change
Payments upon Termination	Termination	Cause		Good Reason		in Control

Dr. Moll
Compensation:
Salary	$—	$150,000	(1)	$150,000	(1)	$—
Accelerated stock options	—	$648,952		$648,952		$1,557,500	(2)
Benefits and perquisites:
Health care	—	—		—		—
Mr. Restani
Compensation:
Salary	$—	$350,000	(3)(4)	$350,000	(3)(4)	$350,000	(3)
Accelerated stock options	—	—		—		$1,701,000	(2)
Benefits and perquisites:
Health care	—	$11,343	(5)	$11,343	(5)	$11,343	(5)
Mr. Van Dick
Compensation:
Salary	$—	$—		$—		$230,000	(3)
Accelerated stock options	—	—		—		$2,535,000	(2)
Benefits and perquisites:
Health care	—	—		—		$11,343	(5)
Mr. Younge
Compensation:
Salary	$—	$—		$—		$31,500	(6)
Accelerated stock options	—	—		—		$333,226	(2)
Benefits and perquisites:
Health care	—	—		—		$4,063	(7)

(1)	Represents six months of base salary and will be subject to applicable withholdings and deductions.

(2)	All unvested stock options held by each executive will become vested and exercisable in full following a change in control. The value of the accelerated stock options was calculated by taking the difference between the closing market price of our common stock of $11.54 as reported on the NASDAQ Global Market on December 31, 2006 and the exercise price of each accelerated stock option. Mr. Van Dick’s unvested stock options will also become fully vested and exercisable following a change of control in the event of a voluntary termination.

(3)	Represents 12 months of base salary and will be subject to applicable withholdings and deductions.

(4)	If Mr. Restani is reemployed during the severance period, all further severance compensation payments will immediately cease.

(5)	Payment of COBRA health insurance premiums up to 12 months or until each executive officer becomes eligible for group health insurance through a new employer.

(6)	Represents three months of base salary and will be subject to applicable withholdings and deductions.

(7)	Payment of COBRA health insurance premiums up to three months or until Mr. Younge becomes eligible for group health insurance through a new employer.

Director Compensation

Prior to August 2006, our non-employee directors received reimbursement for their reasonable expenses incurred in attending board and committee meetings, but did not receive cash compensation. In August 2006, our board of directors adopted a compensation program for non-employee directors that became effective upon the closing of our initial public offering. Pursuant to this program, each member of our board of directors who is not our employee will receive the following cash compensation for board services, as applicable:

•	$20,000 per year for service as a board member;

•	$12,000 per year for service as chairman of the audit committee;

•	$5,000 per year for service as chairman of the compensation committee;

•	$5,000 per year for service as chairman of the nominating and corporate governance committee;

•	$2,000 per year for service as non-chairman member of the audit committee;

•	$1,000 per year for service as non-chairman member of the compensation committee and/or nominating and corporate governance committee;

•	$1,500 for each board meeting attended in person ($500 for meetings attended by video or telephone conference);

•	$500 for each audit committee meeting attended ($1,000 for the chairman of the audit committee for each meeting attended);

•	$500 for each compensation committee meeting attended; and

•	$500 for each nominating and corporate governance committee meeting attended.

The non-employee members of our Board of Directors are reimbursed for their reasonable expenses incurred in attending board or committee meetings.

Members of our board of directors who are not affiliates receive non-statutory stock options under our 2006 Equity Incentive Plan. Each non-employee director joining our board of directors hereafter who is not an affiliate will automatically be granted a non-statutory stock option to purchase 30,000 shares of common stock with an exercise price equal to the then fair market value of our common stock. On the date of each annual meeting of our stockholders beginning with the our meeting scheduled for May 24, 2007, each non-employee director who is not an affiliate will also automatically be granted a non-statutory stock option to purchase 10,000 shares of our common stock on that date with an exercise price equal to the then fair market value of our common stock. Initial grants will vest monthly over three years. Automatic annual grants will vest over 12 months. All stock options granted under our 2006 Equity Incentive Plan will have a term of up to ten years.

The following table shows for the fiscal year ended December 31, 2006 certain information with respect to the compensation of all non-employee directors of the Company:

Director Compensation for Fiscal 2006

						Change in
						Pension
						Value and
	Fees Earned				Non-Equity	Nonqualified
	or Paid in		Stock	Option	Incentive Plan	Deferred	All Other
	Cash		Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)		($)	($)(2)	($)	Earnings	($)	($)

Dr. Freund	$4,000	(3)	$—	$—	$—	$—	$—	$4,000
Dr. Hirsch	$4,625	(4)	$—	$—	$—	$—	$—	$4,625
Mr. Lowe	$12,478		$—	$23,451	$—	$—	$—	$35,929
Mr. Mandato	$4,625		$—	$—	$—	$—	$—	$4,625
Mr. McConnell	$4,375	(5)	$—	$—	$—	$—	$—	$4,375
Mr. Restani	$2,667	(6)	$—	$23,451	$—	$—	$—	$26,118
Mr. Shapiro	$4,875	(7)	$—	$—	$—	$—	$—	$4,875

(1)	Represents amounts earned in 2006 relating to the Board compensation program effective upon the Company’s initial public offering as described above. Such amounts were paid in the first or second quarter of 2007.

(2)	Amount reflects the total compensation expense for the year ended December 31, 2006 calculated in accordance with SFAS No. 123R and using the modified prospective method for unvested awards as of January 1, 2006. See Note 9 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the assumptions made in determining the grant date fair value and compensation expense of equity awards.

(3)	Mr. Freund requested that such amount be paid to Skyline Ventures, of which Dr. Freund is a managing director.

(4)	Dr. Hirsch requested that such amount be paid to Prospect Management Co. II, L.L.C., of which Dr. Hirsch is a managing director.

(5)	Mr. McConnell requested that such amount be paid to Vanguard Ventures, of which Mr. McConnell is a managing director.

(6)	Consists entirely of fees that Mr. Restani received as a non-employee director prior to becoming an employee of the Company.

(7)	Mr. Shapiro requested that such amount be paid to Thomas Weisel Healthcare Venture Partners, L.P., of which Mr. Shapiro was a general partner.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain information regarding our equity compensation plans in effect as of December 31, 2006:

Equity Compensation Plan Information

Number of
	Number of		Securities
	Securities to be		Remaining Available
	Issued Upon	Weighted-Average	for Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options, Warrants	Options, Warrants	Securities Reflected
	and Rights	and Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,922,497	$4.12	1,997,917
Equity compensation plans not approved by security holders	—	—	—

Total	1,922,497	$4.12	1,997,917

(1)	On January 1st of each year, the number of authorized shares under (a) the 2006 Equity Incentive Plan automatically increases by a number of shares equal to the lesser of (i) 3,500,000 shares, (ii) 4% of the outstanding shares on December 31st of the preceding calendar year, and (iii) such other number as determined by the board of directors and (b) the 2006 Employee Stock Purchase Plan automatically increases by a number of shares equal to the lesser of (i) 750,000 shares, (ii) 2% of the outstanding shares on December 31st of the preceding calendar year, and (iii) such other number as determined by the board of directors. On January 1, 2007, the number of shares of stock available for future issuance was automatically increased by 860,222 under our 2006 Equity Incentive Plan and by 430,111 under our 2006 Employee Stock Purchase Plan pursuant to the terms of those plans.

Certain Relationships, Related Party Transactions and Director Independence

Related-Person Transactions Policy and Procedures

In February 2007, we adopted a written Related-Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers and directors. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

The following is a summary of transactions during 2006 in which the amount in the transaction exceeded $120,000, and in which any of our executive officers, directors or 5% stockholders had or will have a direct or indirect material interest, other than equity and other compensation, termination, change-in control and other arrangements which are described under the section entitled “Executive Compensation.”

All share and per share amounts pertaining to common stock have been retroactively adjusted to give effect to a one-for-four reverse stock split of our common stock that became effective in November 2006.

Common Stock

Some of our directors are associated with our principal stockholders as indicated in the table below:

Director	Principal Stockholder

John G. Freund, M.D.	Skyline Ventures and affiliated entities
Russell C. Hirsch, M.D., Ph.D.	Prospect Venture Partners II, L.P. and affiliated entities
Joseph M. Mandato	De Novo Ventures II, L.P.
Thomas C. McConnell	Vanguard Ventures and affiliated entities
James M. Shapiro	Thomas Weisel Healthcare Venture Partners, L.P.

For a description of current beneficial ownership, see “Principal Stockholders.”

Other Transactions

We have entered into employment agreements with our executive officers. For a description of these employment agreements, see the section entitled “Executive Compensation — Severance Protection and Employment Agreements.”

We have granted stock options to our directors and executive officers. For a description of these options, see the sections entitled “Executive Compensation — Grants of Plan-Based Awards,” “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End” and “Executive Compensation — Director Compensation.”

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to Corporate Secretary, Hansen Medical, Inc., 380 North Bernardo Avenue, Mountain View, CA 94043 or contact Steven M. Van Dick at (650) 404-5800. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Steven M. Van Dick
Secretary

April 25, 2007

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2006 is available without charge upon written request to: Corporate Secretary, Hansen Medical, Inc., 380 North Bernardo Avenue, Mountain View, CA 94043 or by accessing a copy through the Company’s website at http://www.hansenmedical.com/investors under “SEC Filings.”

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

FOR ALL
		(Except as	WITHHELD
		indicated below)	FOR ALL		FOR	AGAINST	ABSTAIN
1.	To elect two directors to hold office until the 2010 Annual Meeting 01 Thomas C. McConnell 02 James M. Shapiro	☐	☐	2.
To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.
					☐	☐	☐

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲  FOLD AND DETACH HERE  ▲

PROXY

HANSEN MEDICAL, INC.

Annual Meeting of Stockholders – May 24, 2007
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned hereby appoints Steven M. Van Dick and Gary C. Restani, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hansen Medical, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 24, 2007 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲   FOLD AND DETACH HERE   ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
http://www.proxyvoting.com/hnsn

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.